Exhibit 16

August 12, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Health Outcomes Management, Inc. and under the date of May 25, 2005, we reported on the financial statements of Health outcomes Management, Inc., as of February 28, 2005, and for the fiscal years ended February 28, 2005 and February 29, 2004. On August 8, 2005, we were dismissed as the principal accountants of Health Outcomes Management, Inc. We have read Health Outcomes Management, Inc.’s statements included under Item 4.01 of its Form 8-K dated August 12, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Health Outcomes Management, Inc.'s statements that the Board of Directors approved our dismissal and the appointment of Eisner LLP or that Eisner LLP was engaged to serve as Health Outcomes Management, Inc.’s independent accountants.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Minneapolis, Minnesota